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                                                                EXHIBIT 99.1(b)

                            VAN ECK INVESTMENT TRUST

                                AMENDMENT NO. 8

                           TO MASTER TRUST AGREEMENT

     Amendment No. 8 to the Master Trust Agreement dated January 7, 1987 (the "Agreement"), of Van Eck Investment Trust (the "Trust"), made at New York, New York this 9th day of October, 1995.

                              W I T N E S S E T H:
                              --------------------

     WHEREAS, Section 7.3 of the Agreement provides that the Agreement may be amended from time to time, as long as such amendment does not adversely affect the rights of any shareholder and so long as such amendment is not in contravention of applicable law, including the Investment Company Act of 1940, by an instrument in writing, signed by an officer of the Trust pursuant to a vote of a majority of the Trustees of the Trust; and

     WHEREAS, Section 4.1 of the Agreement provides that the Trustees of the Trust may establish and designate series of Shares of the Trust; and

     WHEREAS, a majority of the Trustees of the Trust have voted to establish a new series of the Trust, which series is designated as the Worldwide Emerging Markets Fund; and

     WHEREAS, a majority of Trustees have duly approved this amendment to the Agreement and authorized the same to be filed with the Secretary of State of the Commonwealth of Massachusetts.

     NOW, THEREFORE, the undersigned Thaddeus Leszczynski, the duly elected and serving Vice President of the Trust, pursuant to the authorization described above, hereby declares that the initial paragraph of Section 4.2 of the Agreement is amended to add an additional Sub-Trust and to read as follows:

     "Section 4.2  Establishment and Description of Sub-Trusts. Without limiting
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     the authority of the Trustees set forth in Section 4.1 to establish and designate any
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further Sub-Trusts, the Trustees hereby establish and designate six Sub-Trusts:
Gold and Natural Resources Fund, Global Bond Fund, Worldwide Balanced Fund, Worldwide SmallCap Fund, Worldwide Hard Assets Fund and Worldwide Emerging Markets Fund. The Shares of such Sub-Trusts and any Shares of any further Sub-Trusts that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some further Sub-Trust at the time of establishing and designating the same) have the following relative rights and preferences:"



WITNESS my hand and seal this 9th day of October, 1995.



/s/ Thaddeus Leszczynski
Thaddeus Leszczynski, Vice President


STATE OF NEW YORK     )
                      )
COUNTY OF NEW YORK    )

     Then personally appeared the above-named Thaddeus Leszczynski and acknowledged this instrument to be his free act and deed this 9th day of October, 1995.



/s/ Peter Carbone
Notary Public